CONTACT
Judith Pryor	Leslie Tullio
WORLDSPACE	Brodeur
301-960-1242	202-775-2672
jpryor@worldspace.com	ltullio@brodeur.com

FOR IMMEDIATE RELEASE

WORLDSPACE® APPOINTS CO-CHIEF OPERATING OFFICERS

Armstrong and Brown bring international, industry expertise

SILVER SPRING, MD, May 9, 2006 — WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, announced today that Gregory B. Armstrong and Alexander P. “Sandy” Brown have been appointed co-Chief Operating Officers for the Company.

Messrs. Armstrong and Brown will be dividing the company’s six core operational functions along the lines of their professional expertise. Mr. Armstrong will oversee WORLDSPACE’s sales, customer care, technology and distribution functions, while Mr. Brown will guide the company’s marketing and content departments, and will drive market development activities in Europe, China and other new markets. As part of its recruiting process, WORLDSPACE ran an intensive global search to identify the best candidates with excellent entrepreneurial skills combining in-region operational depth and subscription business experience.

Said Noah Samara, Chairman and Chief Executive Officer of WORLDSPACE, “Over the past twelve months we have been building a seasoned, expert leadership team to guide our global execution. The appointment of Greg and Sandy represents an important next step in that process. Sharing operational responsibility between two co-COOs will contribute to the management capacity to provide deep focus across our complex business. With two new senior leaders, I believe WORLDSPACE can achieve the level of detailed focus required to step up our implementation, while maintaining the rapid pace required for execution of our strategy.”

In June, Mr. Armstrong will join WORLDSPACE following his tenure as Executive Vice President and Chief Operating Officer with Jupiter Telecommunications Co., Ltd. (J:COM) a joint venture between Tele-Communications International, Inc. and Sumitomo Corporation in Tokyo, Japan. During Mr. Armstrong’s tenure, J:COM completed a successful Japanese initial public offering, raising more than US $1 billion and grew its revenue generating units by over 100%, increasing revenues to US$1.64 billion. These financial results were accomplished while J:COM initiated delivery of products and services at the cutting edge of technology, including high definition digital video, video on demand, high speed Internet access, VoIP telephony, and mobile wireless. These innovations in combination with integrated sales, distribution and customer care functions all contributed significantly to J:COM’s strong customer and revenue growth.

Prior to Jupiter, Mr. Armstrong held numerous positions with Liberty Media and its affiliated companies, including as Executive Vice President and Chief Operating Officer of On Command Corporation, one of the largest providers of in-room entertainment for hotels; Managing Director for Latin America at Liberty Media International; Senior Vice President of Cable Operations at Tele-Communications International, Inc.; and Vice President, UK Operations at Viacom Worldwide. Mr. Armstrong holds a Bachelor of Arts degree from the University of California at Berkeley.

Mr. Brown will join WORLDSPACE early next week. Previously, he has held international leadership roles with a variety of major content companies in the media industry, most recently serving as President and CEO of CNBC Asia Pacific. While at CNBC, Mr. Brown grew subscribers from 26 million to 45 million within their Asian footprint. In addition, he developed NBC Universal’s first channel relationship with Shanghai Media Group in China. Mr. Brown has over twelve years of executive-level management experience “in-region” guiding teams from headquarters in Hong Kong and Singapore.

At ESPN, he launched the company’s first operations in Asia and grew the business to over 50 million subscribers with a large presence in India and China. Mr. Brown was instrumental in securing key content rights for ESPN (including cricket in India) as well as operating ESPN’s joint venture with NewsCorp’s StarTV.

Prior to his Asia-focused roles at ESPN and CNBC, Mr. Brown oversaw all international television sales at the National Basketball Association (NBA) International Ltd. He holds a Bachelor of Arts degree from Washington and Lee University.

Messrs. Armstrong and Brown will take over the duties previously held by Mr. Andy Ras-Work who will provide transition support to the incoming executives before pursuing other interests. Noah Samara further said, “We appreciate Andy’s contribution to our development over the past four years and his willingness to aid in an efficient transfer of responsibility. We collectively wish him the best of luck in his future endeavors.”

WORLDSPACE is simultaneously releasing its first quarter earnings along with this release. As previously announced, WORLDSPACE management has scheduled its quarterly earnings call for Tuesday, May 9, 2006 at 4:30 PM Eastern Daylight Time; both topics are scheduled for discussion.

About Worldspace, Inc.

WORLDSPACE® (NASDAQ: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN, Virgin Radio UK, NDTV and RFI. WORLDSPACE’s satellites cover two-thirds of the globe with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit www.WORLDSPACE.com

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.